Exhibit 23.7

March 11, 2010

CONSENT OF WILLIS CAPITAL MARKETS & ADVISORY

We hereby consent to (i) the inclusion of our opinion letter, dated March 3, 2010, to the Board of Directors of Harbor Point Limited (the “Company”), as Annex D to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Max Capital Group Ltd. (“Parent”), as filed by Parent on March 11, 2010 (the “Registration Statement”), relating to the proposed Plan of Amalgamation between the Company and Parent and (ii) the references to such opinion and our firm in the Registration Statement under the headings (a) “Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point,” (b) “Background of the Amalgamation,” (c) “Reasons Why Harbor Point’s Board of Directors Recommends Approval of the Amalgamation,” (d) “Opinion of Willis Capital Markets & Advisory, Financial Advisor to Harbor Point,” and (e) “Annexes—Opinion of Willis Capital Markets & Advisory.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/S/ Willis Securities, Inc.

WILLIS SECURITIES, INC.